EXHIBIT 16.1

December 23, 2014

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 Bridgetech Holdings International, Inc.’s Form 8-K to be filed with the Commission, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas